Exhibit 4.4

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED (I) WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, (II) PURSUANT TO RULE 144 OR (III) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT (AND IN THE CASE OF THIS CLAUSE (III), TOGETHER WITH, IF REQUESTED BY THE COMPANY, AN OPINION OF LEGAL COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED).

COMMON STOCK WARRANT

This Common Stock Warrant (the “Warrant”) is issued by BETA Technologies, Inc., a Delaware corporation (the “Company”), and any corporation that succeeds to the obligations of the Company under this Warrant, in connection with that certain Collaboration Agreement, dated as of September 3, 2025, by and between the Company and the Holder (as defined below) (as may be further amended and/or modified and in effect from time to time, the “Collaboration Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Collaboration Agreement.

Warrant Holder:	General Electric Company, operating as GE Aerospace (the “Holder”)

Number of Warrant Shares:	400,000 fully paid and non-assessable shares of the Company’s Common Stock, as such number may be adjusted pursuant to the terms and conditions of this Warrant (the “Warrant Shares”)

Class of Stock:	Common Stock (the “Class”)

Exercise Price:	$0.01 per share, as may be adjusted pursuant to the terms and conditions of this Warrant (the “Exercise Price”)

Vesting:

All of the Warrant Shares subject to this Warrant shall initially be unvested and this Warrant shall be unexercisable. The Warrant Shares subject to this Warrant shall vest and this Warrant shall become exercisable as follows (the “Vesting Schedule”):

A. One-third (1/3) of the Warrant Shares shall vest and this Warrant shall become exercisable upon the FAA Part 33 type certification of the Company’s electric motor (H500A or equivalent);

B. One-third (1/3) of the Warrant Shares shall vest and this Warrant shall become exercisable upon the FAA Part 23 type certification of the Company’s CTOL all-electric aircraft;

C. One-third (1/3) of the Warrant Shares shall vest and this Warrant shall become exercisable upon the qualification and/or certification, as applicable, of the Currently Forecasted Turbogenerator;

D. In the event of any Change of Control of the Company due to which the Collaboration Agreement is terminated, prior to the three-year anniversary set forth in clause (E) of this Vesting Schedule, any Warrant Shares that remain unvested shall vest on such date; and

E.  Any Warrant Shares that remain unvested on the three-year anniversary from September 3, 2025 shall vest on such date, provided that the Company and the Holder are continuing to work together under the Collaboration Agreement or a similar agreement or arrangement, as of such date.

Grant Date:	September 26, 2025

Expiration Date:	September 26, 2035 (the “Expiration Date”)

THIS CERTIFIES THAT, for value received, the Holder is entitled to purchase the Warrant Shares for a per share price equal to the Exercise Price.

1.	Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Delaware are generally authorized or required by applicable law to be closed.

“Common Stock” means shares of the presently authorized Common Stock of the Company, and any stock into which such stock may be exchanged or converted.

“Initial Public Offering” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

2.

Term. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 6:00 PM, Eastern time, on the Expiration Date, or, if the Expiration Date is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares that are then vested at the time of such exercise pursuant to the Vesting Schedule.

3.	Exercise of Warrant.

a.

Method of Exercise. The Holder may at any time and from time to time exercise this Warrant with respect to any Warrant Shares that have then vested at the time of such exercise pursuant to the Vesting Schedule, in whole or in part, by delivering to the Company this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Exhibit A and, unless the Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 3.b., a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Exercise Price for the Warrant Shares being purchased.

b.

Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Exercise Price by delivering to the Company this Warrant together with a duly executed Cashless Exercise Form in substantially the form attached hereto as Exhibit B, the Holder may elect to receive Warrant Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable shares of Common Stock of the Company as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Warrant Shares to be issued to the Holder;

Y =	the number of shares with respect to which this Warrant is being exercised (inclusive of the shares surrendered to the Company in payment of the aggregate Exercise Price);

A =	the fair market value (as determined pursuant to Section 3.c. below) of one Warrant Share; and

B =	the Exercise Price.

c.

Fair Market Value. If shares of the Class are then traded or quoted on a nationally recognized securities exchange (a “Trading Market”), the fair market value of a Warrant Share shall be the closing price or last sale price of a share of the Class reported for the Business Day immediately before the date on which the Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of the Class are not then traded on a Trading Market, the fair market value of a Warrant Share shall be the highest price per share which the Company could obtain on the date immediately before the date on which the Holder delivers this Warrant together with its Notice of Exercise to the Company from a willing buyer in an arms’ length transaction for shares of the Class sold by the Company, as determined by the Board of Directors of the Company in its reasonable good faith judgment.

d.

Delivery of Certificate and New Warrant. Promptly, and in any event within one Business Day, after the Holder exercises this Warrant, in whole or in part, in the manner set forth in Section 3.a. or 3.b. above, the Company shall deliver to the Holder a certificate (if shares of the Class are certificated) or evidence of book entry (if shares of the Class are uncertificated) representing the number of Warrant Shares so purchased, registered in the name of the Holder, free and clear of any liens or encumbrances created by the Company and otherwise in accordance with the representations in Section 4 below, provided that such delivery shall be subject to the Holder’s payment of the aggregate Exercise Price and compliance with all applicable securities laws and transfer restrictions.

e.

Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to the Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

f.	Treatment of Warrant Upon Acquisition of Company.

i.

Acquisition. For the purpose of this Warrant, “Acquisition” shall mean any: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires shares representing more than fifty percent (50%) of the outstanding capital stock (on an as converted to Common Stock basis) of the Company; (b) a transaction that qualifies as a Deemed Liquidation Event as defined in the Fifth Amended and Restated Certificate of Incorporation of the Company (as the same may be amended and/or restated from time to time); or (c) a Change of Control of the Company.

ii.

Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”) in which the fair market value of one Warrant Share as determined in accordance with Section 3.c. above would be greater than the Exercise Price in effect on such date immediately prior to such Cash/Public Acquisition, and the Holder has not exercised this Warrant pursuant to Section 3.a. above as to all Warrant Shares that have vested pursuant to the Vesting Schedule, then this Warrant shall automatically be cancelled in exchange for a right to receive at the closing of such Cash/Public Acquisition the consideration that would otherwise have been payable if this Warrant were cashless exercised pursuant to Section 3.b. above as to all such vested Warrant Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition; provided that in the event of any Change of Control of the Company due to which the Collaboration Agreement is terminated, any Warrant Shares that remain unvested shall vest pursuant to clause (D) of the Vesting Schedule prior to the cancellation of this Warrant pursuant to this Section 3.f.ii.

In connection with such cancellation, the Holder shall be deemed to have restated each of the representations and warranties in Section 5 of the Warrant as of the date thereof and the Company shall promptly notify the Holder of the number of Warrant Shares (or such other securities) that would have been issued upon such cashless exercise.

iii.

Upon the closing of any merger, consolidation, combination, acquisition or similar transaction other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant with respect to the Warrant Shares that have vested pursuant to the Vesting Schedule as if such Warrant Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

iv.

As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by the Holder in connection with the Acquisition were the Holder to exercise this Warrant on or prior to the closing thereof is then traded on a Trading Market, and (iii) following the closing of such Acquisition, the Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Holder in such Acquisition were the Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

g.	Adjustments to the Exercise Price and Number of Warrant Shares.

i.

Adjustments for Subdivisions, Combinations, Dividends and Distributions of Common Stock. If at any time after the date of this Warrant (x) the then outstanding shares of Common Stock shall be subdivided (by stock-split, reclassification or otherwise) or (y) the Company shall issue or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution of additional shares of Common Stock payable on then outstanding shares of Common Stock, then, concurrently with, in the case of clause (x), the effectiveness of such subdivision, and, in the case of clause (y), the issuance or the making of such dividend or other distribution or as of the close of business on such record date (whichever is earlier), the number of Warrant Shares (then in effect) shall be increased, and the Exercise Price (then in effect) shall be decreased, in proportion to the increase in the number of then outstanding shares of Common Stock as a result of such subdivision, dividend or distribution of Common Stock, as the case may be. Notwithstanding the foregoing, if, in the case of clause (y), a dividend is not issued or a distribution is not made on the record date fixed therefor, then the number of Warrant Shares (then in effect) and the Exercise Price (then in effect) shall be readjusted to such number and such amount, respectively, as existed immediately prior to the fixing of such record date. If at any time after the date of this Warrant the then outstanding shares of Common Stock shall be combined (by consolidation, reclassification or otherwise), then, concurrently with the effectiveness of such combination, the number of Warrant Shares (then in effect) shall be decreased, and the Exercise Price (then in effect) shall be increased, in proportion to the decrease in the number of then outstanding shares of Common Stock as a result of such combination.

ii.

Adjustments for Reorganization, Reclassification, Exchange and Substitution. If the Common Stock shall be converted into or exchanged for the same number or a different number of shares of any class or series of capital stock of the Company other than Common Stock or for other securities or property (whether by reorganization, reclassification or otherwise), then, concurrently with the effectiveness of such conversion or exchange:

1.

this Warrant shall be exercisable for, in lieu of the Warrant Shares, such other class or series of capital stock or other securities or property into which or for which the Common Stock was so converted or exchanged, and in such number of shares of such other class or series of capital stock or such amount of other securities or property, as the case may be, that is equivalent to the number of shares of such other class or series of capital stock or such amount of other securities or property into which or for which the Warrant Shares would have otherwise been converted or exchanged had they been outstanding at the time of such conversion or exchange;

2.

the Exercise Price shall be adjusted to equal the quotient obtained from dividing (x) the product of the Warrant Shares and the Exercise Price (each as in effect immediately prior to such conversion or exchange) by (y) the number of shares of such other class or series of capital stock or such amount of other securities or property for which this Warrant shall be exercisable pursuant to Section 3.g.ii.1 above; and

3.

appropriate adjustment (as determined by the Board of Directors of the Company in its reasonable good faith judgment) shall be made in the application of the terms of this Warrant with respect to the rights and interests of the Holder, to the end that the provisions set forth herein shall be applicable, as nearly as they reasonably may be, in relation to any shares of capital stock or other securities or property deliverable upon the exercise of this Warrant.

iii.

Certificate of Adjustment. The Company shall, within five (5) Business Days of any adjustment pursuant to this Section 3.g, and otherwise thereafter any request thereof from the Holder, prepare and furnish to the Holder a certificate setting forth (x) the number of Warrant Shares and the Exercise Price, each as then in effect, (y) each adjustment (showing in detail the facts upon which such adjustment is based) made to the number of Warrant Shares and the Exercise Price since the date of this Warrant, and (z) to the extent this Warrant is no longer exercisable for Common Stock, the kind and amount of securities, assets or property for which the Warrant may be exercisable.

iv.

Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Grant Date, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of shares of Common Stock in respect of outstanding shares of Common Stock), cash, or other property, then, and in each such event, the Holder shall receive simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash, or other property in an amount equal to the amount of such securities, cash, or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

4.	Covenants of the Company.

a.

Covenants as to Warrant Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens, encumbrances and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Warrant Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of such series of the Company’s equity securities shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of the Company’s equity securities to such number of shares as shall be sufficient for such purposes.

b.

Notice of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail or otherwise transmit to the Holder, at least ten (10) days prior to the date of such dividend or distribution, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

5.	Representations of Holder.

a.

Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Warrant Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Warrant Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Warrant Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

b.	Securities Are Not Registered.

i.

The Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Exchange Act, or any state securities laws on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

ii.

The Holder recognizes that the Warrant and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Exchange Act or an exemption from such registration is available. The Holder recognizes that, except as set forth in that certain Amended and Restated Investors’ Rights Agreement dated as of September 26, 2025 by and among the Company and the other parties thereto (the “Investors’ Rights Agreement”) and that certain Side Letter dated as of September 26, 2025 by and among the Company and the Holder, the Company has no obligation to register the Warrant or the Warrant Shares of the Company, or to comply with any exemption from such registration.

iii.	The Holder is aware that neither the Warrant nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Exchange Act unless certain conditions are met.

iv.

The Holder further acknowledges and agrees that the Warrant Shares issuable upon exercise of this Warrant shall be subject to any restrictions on transfer that may be set forth in the Company’s certificate of incorporation, bylaws, and any and all stockholder agreements to which the Holder is or may become a party, in each case as such documents may be amended from time to time.

c.	Disposition of Warrant and Warrant Shares.

i.	Subject to and except as set forth in Section 7, the Holder further agrees not to make any disposition of all or any part of the Warrant or Warrant Shares in any event unless and until:

1.	There is then in effect a registration statement under the Securities Exchange Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

2.

The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with (a) an opinion of counsel, reasonably satisfactory to the Company, (b) a “no action” letter from the SEC, or (c) any other evidence reasonably satisfactory to counsel of the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Warrant Shares under the Securities Exchange Act or any applicable state securities laws; provided that the foregoing will not be required (a) in any transaction in compliance with SEC Rule 144, or (b) in any transaction in which such Holder distributes the Warrant or Warrant Shares to an Affiliate of such Holder.

ii.	The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). EXCEPT AS SPECIFICALLY SET FORTH THEREIN, THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT, (II) PURSUANT TO RULE 144 OR (III) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT (AND IN THE CASE OF THIS CLAUSE (III), TOGETHER WITH, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED).

d.	Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Exchange Act.

6.

No Stockholder Rights. Prior to exercise of this Warrant, except as otherwise specifically provided herein (including Section 3.g.iv), the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, exercise preemptive rights (other than as set forth in the Investors’ Rights Agreement) or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company, in its capacity as a holder of this Warrant.

7.

General Restriction on Transfers. This Warrant and the Warrant Shares issued upon exercise thereof may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee, including, without limitation, subject to Section 5.c.

8.

Intended Tax Treatment. The Company and the Holder agree that (a) it is intended that, for U.S. federal income tax purposes, this Warrant shall be treated as the aggregate number of Warrant Shares issuable upon the exercise of such Warrant assuming such Warrant was exercised at Exercise Price, (b) the Warrant Shares shall not be treated as (i) “preferred stock” for purposes of Section 305 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Treasury regulations promulgated thereunder (and applicable state, country, local or foreign laws) or (ii) giving rise to constructive dividends for such purposes, (c) this Warrant is not being issued in connection with the performance of services within the meaning of Section 83 of the Code and (d) any cashless exercise of this Warrant pursuant to Section 3.b. shall be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Neither the Company nor the Holder shall take any position inconsistent with the treatment described in this Section 8 unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

9.

General. No fractional shares shall be issued in connection with any exercise of this Warrant. Upon exercise, the number of shares issuable shall be rounded to the nearest whole number (with 0.5 being rounded up). The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns. This Warrant shall be governed by and construed under the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS.]

COMPANY:

BETA TECHNOLOGIES, INC.

By	/s/ Kyle B. Clark

Name:	Kyle B. Clark
Title:	Chief Executive Officer

Exhibit A

NOTICE OF EXERCISE

TO: The Chief Executive Officer of BETA Technologies, Inc.

1.

Pursuant to the terms of the attached Warrant, the undersigned hereby elects to purchase [•] shares of Common Stock pursuant to Section 3 of the Warrant, and tenders herewith payment in cash of the Exercise Price of such shares in full, together with all applicable transfer taxes, if any.

2.	Please promptly issue a letter certifying the issuance of the Warrant Shares in the name of the undersigned or in such other name as is specified below.

3.

The undersigned represents that the undersigned is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof.

[•] (the “Holder”)

Signature

Signer’s Name and Title (if Holder is a legal entity)

Date:

Holder’s Address:

Exhibit B

CASHLESS EXERCISE FORM

TO: The Chief Executive Officer of BETA Technologies, Inc.

1.

Pursuant to the terms of the attached Warrant, the undersigned hereby elects to surrender [•] shares of Common Stock purchasable under the attached Warrant for [•] shares of Common Stock issuable in exchange therefor pursuant to Section 3.b. of the attached Warrant.

2.	Please promptly issue a letter certifying the issuance of the Warrant Shares in the name of the undersigned or in such other name as is specified below.

3.

The undersigned represents that the undersigned is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof.

[•] (the “Holder”)

Signature

Signer’s Name and Title (if Holder is a legal entity)

Date:

Holder’s Address: